Hartford Life Insurance Company 200 Hopmeadow Street
Simsbury, CT 06089

GUARANTEED MINIMUM WITHDRAWAL BENEFIT PLUS RIDER M
(Joint Life/Spousal)

This rider is issued as part of the Contract to which it is attached, and is effective on the Rider Effective Date. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the Contract. This rider has no cash surrender value. This rider provides lifetime guaranteed minimum withdrawal benefits with possible Market Based Steps and a Deferral Bonus to the Payment Base. If this rider is terminated or revoked, the provisions of the Contract to which it is attached or any optional rider still in effect prevail.

DEFINITIONS

Initial capitalized terms that are not defined in this rider shall have the same meaning as those in Your Contract.

Anniversary Payment Base – The value on any Contract Anniversary during the Deferral Bonus Period used to determine if a reset to the Payment Base will occur.

Covered Life - The Annuitant and the Annuitant’s spouse (provided the spouse is a Contract Owner, a joint Contract Owner or the sole primary Beneficiary who is eligible for spousal continuation). We reserve the right to allow the designation of the Annuitant’s spouse as a Covered Life without being Contract Owner, a joint Contract Owner or the sole primary Beneficiary provided that the non-natural custodial Contract Owner may elect spousal continuation on behalf of the Annuitant’s spouse.

Deferral Bonus - A percentage of the Deferral Bonus Base that We add to Your Anniversary Payment Base on each Contract Anniversary during the effective Deferral Bonus Period.

Deferral Bonus Base – The basis for determining the Deferral Bonus.

Deferral Bonus Period – The Deferral Bonus Period starts on the Rider Effective Date. The Deferral Bonus Period ends when the first of the following events occur: (a) [10th] Contract Anniversary from the Rider Effective Date, (b) the Valuation Day that You take Your first Partial Surrender (including Your first Lifetime Benefit Payment or Threshold Payment); or (c) the Valuation Day that You first transfer any Contract Value to
Other Account(s) in excess of the Transfer Limit. Once the Deferral Bonus Period ends, it cannot be re- started.

Lifetime Benefit Payment - On or after the Lifetime Income Eligibility Date, an amount that may be taken by Partial Surrender(s) during any Contract Year.

Lifetime Income Eligibility Date - The Valuation Day when the youngest Covered Life has an attained age of [59 1/2].

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Market Based Step – A potential increase to Your Payment Base that occurs when (A) Your Contract Value on any Modal Valuation Day, prior to the deduction of any applicable Rider Charge, is greater than the Payment Base as of the prior Valuation Day and (B) a Deferral Bonus does not apply.

Maximum Rider Issue Age – The Maximum Rider Issue Age is [81].

Modal Payment Base Cap – The maximum percentage, applied at the periodic frequency, that the Payment Base may be increased due to a Market Based Step on any Modal Valuation Day is [Not Applicable].

Modal Valuation Day – Any periodic Valuation Day that we compare Your Contract Value and Your Payment Base for the purposes of determining if a Market Based Step occurs.

Other Account(s) - Any investment vehicle(s) offered and authorized by Us that We designate by rider from time-to-time. Other Account(s) excludes the Sub-Account(s) and Fixed Account, if applicable.

Partial Surrender - Any withdrawal of a portion of Your Contract Value which may be subject to charges, if applicable.

Payment Base - The basis for determining the Threshold Payment, Lifetime Benefit Payment, Transfer Limit, and Rider Charge.

Rider Effective Date – The later of the Contract Issue Date or the date that this rider becomes part of Your Contract.

Rider Maturity Date - The last to occur of the following: (a) the Valuation Day that We receive Due Proof of Death of both the Annuitant and the Annuitant’s spouse; (b) the election of a Death Benefit option that does not continue this Contract; or (c) the Annuity Commencement Date.

Threshold Payment – Prior to the Lifetime Income Eligibility Date, an amount that may be taken by Partial Surrender(s) during any Contract Year.

Transfer Limit – An amount that may be allocated by Transfer to Other Account(s) in any Contract Year.

Withdrawal Percentage – The percentage used to determine the Lifetime Benefit Payment and Transfer Limit.

MODAL VALUATION DAY

The Modal Valuation Day will occur [on a daily basis]. In the event that the Modal Valuation Day occurs on a non- Valuation Day, the following Valuation Day will be considered the Modal Valuation Day.

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WITHDRAWAL PERCENTAGE

Your Withdrawal Percentage is set based on the attained age of the youngest Covered Life based on the following schedule:

Youngest Covered Life’s Attained Age (Age Band)	Withdrawal Percentage
[59 ½ - 64	[4%
65 – 84	5%
85+]	6%]

The Withdrawal Percentage will be set at the later of Your first Partial Surrender or Your Lifetime Income Eligibility Date based on the attained age of the youngest Covered Life. The Withdrawal Percentage may increase based on the current attained age of the youngest Covered Life provided there is a Market Based Step and a new age band has been reached.

PAYMENT BASE AND ANNIVERSARY PAYMENT BASE

If You elect this rider on the Contract Issue Date, then Your initial Payment Base and Your initial Anniversary Payment Base are each equal to Your initial Premium Payment. If You elect this rider after the Contract Issue Date, then Your initial Payment Base and Your initial Anniversary Payment Base are each equal to Your Contract Value as of the Rider Effective Date. Your Payment Base and Your Anniversary Payment Base are each calculated without deduction for sales charges, if any.

Your Payment Base may be reset each Modal Valuation Day following the Rider Effective Date and ending upon and including the Modal] Valuation Day concurrent with or immediately following the first to occur of any Owner’s or oldest Covered Life’s [90th] birthday. The reset is equal to the greater of (A) or (B) subject to a maximum (C) where:

A = Your Payment Base as of the prior Valuation Day.
B = Your Contract Value, prior to the deduction of any applicable Rider Charge.
C = Your Payment Base as of the prior Valuation Day times the sum of 100% plus the Modal Payment Base Cap, if applicable.

When the Modal Valuation Day occurs on the Contract Anniversary, the reset is equal to the greater of (A) or (B) subject to a maximum (C) defined above, or the sum of (D) plus (E) where:

D = Your Anniversary Payment Base as of the prior Valuation Day. E = The Deferral Bonus, if applicable.

Your Anniversary Payment Base may be reset each Contract Anniversary subsequent to the Rider Effective Date and ending upon and including the Contract Anniversary immediately following the first to occur of any Owner’s or oldest Covered Life’s [90th] birthday. Upon any reset, the Anniversary Payment Base will equal the greater of the
Payment Base or the Anniversary Payment Base as of the prior Valuation Day.

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DEFERRAL BONUS

On each Contract Anniversary during the effective Deferral Bonus Period, We may apply a Deferral Bonus to Your Payment Base. The Deferral Bonus will equal a percentage of the Deferral Bonus Base, as of the Valuation Day prior to each Contract Anniversary during the effective Deferral Bonus Period. If You elect this rider after Your Contract Issue Date, the Deferral Bonus on the first Contract Anniversary following the Rider Effective Date will be prorated for the number of days of the Contact Year since Your election.

The Deferral Bonus percents applicable to your Contract are described in the table below.

Anniversary following the Rider Effective Date	Deferral Bonus Percent
[1st]	[6%]
[2nd]	[6%]
[3rd]	[6%]
[4th]	[6%]
[5th]	[6%]
[6th]	[6%]
[7th]	[6%]
[8th]	[6%]
[9th]	[6%]
[10th]	[6%]

[We reserve the right to apply, on a non-discriminatory basis, an additional amount to the above-stated Deferral Bonus percentages [on all Contract Anniversaries] during the Deferral Bonus Period when cumulative Premium Payments made during the first Contract Year are equal to or in excess of [$250,000].]

If You elect this rider on the Contract Issue Date, then Your initial Deferral Bonus Base is Your initial Premium Payment. If You elect this rider after the Contract Issue Date, then Your initial Deferral Bonus Base is Your Contract Value as of the Rider Effective Date. Your Deferral Bonus Base is calculated without deduction for sales charges, if any.

Your Deferral Bonus Base may be reset on each Contract Anniversary during the effective Deferral Bonus Period to equal the Payment Base provided that the Payment Base value is greater than the sum of (a) and (b) where:

(a) = The Anniversary Payment Base as of the prior Valuation Day.
(b) = The Deferral Bonus.

SUBSEQUENT PREMIUM PAYMENTS AND TRANSFERS FROM OTHER ACCOUNT(S)

Your Payment Base, Anniversary Payment Base and Deferral Bonus Base may be increased by the dollar amount of the following transactions:

a)A Subsequent Premium Payment.
b)A Transfer from Other Account(s).

The Deferral Bonus Base will not increase if the Deferral Bonus Period has ended. In no event shall Your Payment Base, Anniversary Payment Base or Deferral Bonus Base exceed [$5,000,000].

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LIFETIME BENEFIT PAYMENT

Upon the later of Your Lifetime Income Eligibility Date or Your first Partial Surrender, Your Lifetime Benefit Payment is equal to Your applicable Withdrawal Percentage multiplied by Your then current Payment Base.

Your Lifetime Benefit Payment prior to the Rider Maturity Date may reset upon any of the following events provided that such event does not cause the Payment Base to exceed [$5,000,000]:

a)Contract Anniversary;
b)Market Based Step on or after a birthday when the youngest Covered Life has attained an age that results in a new age band;
c)A subsequent Premium Payment is made;
d)A Transfer from Other Account(s) is made;
e)A Partial Surrender exceeds the Lifetime Benefit Payment on a cumulative basis;
f)A Transfer to Other Account(s) exceeds the Transfer Limit on a cumulative basis; or
g)A change in a Covered Life or Spousal Continuation.

If Your Lifetime Benefit Payment exceeds Your Annual Withdrawal Amount, if applicable, We will waive applicable Contingent Deferred Sales Charges up to the amount of Your Lifetime Benefit Payment.

Any Lifetime Benefit Payment amount remaining at the end of a Contract Year may not be carried over to future Contract Years.

THRESHOLD PAYMENT

Upon Your first Partial Surrender prior to the Lifetime Income Eligibility Date, Your Threshold Payment is equal to [4%] multiplied by Your then current Payment Base.

Your Threshold Payment will be set on Your Rider Effective Date and may thereafter reset based upon any or all of the following events, provided that such event does not cause the Payment Base to exceed [$5,000,000]:

a)Contract Anniversary;
b)A subsequent Premium Payment is made;
c)A Transfer from Other Account(s) is made;
d)A Partial Surrender exceeds the Threshold Payment on a cumulative basis;
e)A Transfer to Other Account(s) exceeds the Transfer Limit on a cumulative basis; or
f)A change in a Covered Life or Spousal Continuation.

If Your Threshold Payment exceeds Your Annual Withdrawal Amount, if applicable, We will waive applicable Contingent Deferred Sales Charges up to the amount of Your Threshold Payment.

Your Threshold Payment will cease on the Lifetime Income Eligibility Date upon which Lifetime Benefit Payments will be available to You.

Any Threshold Payment amount remaining at the end of a Contract Year may not be carried over to future Contract Years.

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TRANSFER LIMIT

The Transfer Limit is used to determine the change in the Payment Base, Anniversary Payment Base and Deferral Bonus Base upon a Transfer to Other Account(s) in any Contract Year. The Transfer Limit will equal Your applicable Withdrawal Percentage multiplied by Your then current Payment Base. The terms of this rider shall prevail in the event of a conflict between the terms of this rider and any other concurrent rider with respect to the Transfer Limit.

Your Transfer Limit will be set and reset upon the following events, provided that such event does not cause the Payment Base to exceed [$5,000,000]:

a)Rider Effective Date
b)Contract Anniversary;
c)A subsequent Premium Payment is made;
d)A Transfer from Other Account(s) is made;
e)A Transfer to Other Account(s) that exceeds the Transfer Limit on a cumulative basis;
f)A Partial Surrender that exceeds the Lifetime Benefit Payment or Threshold Payment, as applicable, on a cumulative basis;
g)Market Based Step on or after the birthday where the youngest Covered Life has attained an age that results in a new Age Band; or
h)A change in a Covered Life or Spousal Continuation.

Any Transfer Limit amount remaining at the end of a Contract Year may not be carried over to future Contract Years.

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PARTIAL SURRENDERS

Your Payment Base, Anniversary Payment Base and Deferral Bonus Base may be reduced by Partial Surrenders based on the circumstances described below:

1.Your first Partial Surrender will end the Deferral Bonus Period, if applicable.

2.Prior to the Lifetime Income Eligibility Date:

a)For cumulative Partial Surrenders during each Contract Year that are equal to or less than the Threshold Payment, Your Payment Base and Anniversary Payment Base will be reduced on a dollar-for-dollar basis.

b)For any Partial Surrender that first causes cumulative Partial Surrenders during the Contract Year to exceed the Threshold Payment, Your Payment Base and Anniversary Payment Base each will be reduced by the dollar amount of the Partial Surrender that does not exceed the Threshold Payment. Then, Your Payment Base and Anniversary Payment Base each will be reduced for the portion of the Partial Surrender that exceeds the Threshold Payment by the following factor:

1 - (A/(B-C)) where:

A = The amount of the Partial Surrender during the Contract Year in excess of the Threshold Payment;
B = Contract Value immediately prior to the Partial Surrender; and
C = The Threshold Payment, less any prior Partial Surrender(s) during the Contract Year. If C results in a negative number, C becomes zero.

c)For any additional Partial Surrender(s) in a Contract Year, where the sum of all prior Partial Surrender(s) exceed the Threshold Payment, We will reduce Your Payment Base and Anniversary Payment Base by the following factor:

1 - (A/B) where:

A = The amount of the Partial Surrender; and
B = Contract Value immediately prior to the Partial Surrender.

3.After the Lifetime Income Eligibility Date:

a)    For cumulative Partial Surrenders during each Contract Year that are equal to or less than the Lifetime Benefit Payment, Your Payment Base and Anniversary Payment Base will not be reduced.

b)    For cumulative Partial Surrenders during the Contract Year that exceed the Lifetime Benefit Payment that were paid under Our automatic income program to satisfy the Required Minimum Distribution (RMD) requirements imposed by federal law, Your Payment Base and Anniversary Payment Base will not be reduced.

c)    For any Partial Surrender that first causes the cumulative Partial Surrenders in a Contract Year to exceed the Lifetime Benefit Payment, and the RMD exception above does not apply, We will reduce Your Payment Base and Anniversary Payment Base each by the following factor with respect to that portion of Your Partial Surrender that exceeds the current Lifetime Benefit Payment:

1 - (A/(B-C)) where:

A = The amount of the Partial Surrender(s) during the Contract Year in excess of the current Lifetime Benefit Payment;
B = Contract Value immediately prior to the Partial Surrender(s); and
C = The current Lifetime Benefit Payment, less any prior Partial Surrender(s) during the Contract Year. If C results in a negative number, C becomes zero.

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d)    For any additional Partial Surrender(s) in a Contract Year, where the sum of all prior Partial Surrender(s) exceed the current Lifetime Benefit Payment, We will reduce Your Payment Base and Anniversary Payment Base by the following factor:

1 - (A/B) where:

A = The amount of the Partial Surrender(s); and
B = Contract Value immediately prior to the Partial Surrender(s).

TRANSFERS TO OTHER ACCOUNT(S)

Your Payment Base, Anniversary Payment Base and Deferral Bonus Base may be reduced by Transfers to Other Accounts based on the circumstances described below:

a)For cumulative Transfers to Other Account(s) during each Contract Year that are equal to or less than the Transfer Limit, Your Payment Base, Anniversary Payment Base and Deferral Bonus Base each will be reduced on a dollar-for-dollar basis.

b)Any Transfer to Other Account(s) or cumulative Transfers to Other Account(s) in excess of the Transfer Limit will end the Deferral Bonus Period, if applicable.

c)For any Transfer to Other Account(s) that first causes cumulative Transfers to Other Account(s) during the Contract Year to exceed the Transfer Limit, Your Payment Base and Anniversary Payment Base each will be reduced by the dollar amount of the Transfer to Other Account(s) that does not exceed the Transfer Limit. Then, Your Payment Base and Anniversary Payment Base each will be reduced for the portion of the Transfer to Other Account(s) that exceeds the Transfer Limit by the following factor:

1 - (A/(B-C)) where:

A = The amount of the Transfer to Other Account(s) during the Contract Year in excess of the Transfer Limit;
B = Contract Value immediately prior to the Transfer to Other Account(s); and
C = The Transfer Limit, less any prior Transfers to Other Account(s) during the Contract Year. If C results in a negative number, C becomes zero.

d)For any additional Transfers to Other Account(s) during each Contract Year, where the sum of all prior Transfers to Other Account(s) exceed the Transfer Limit, We will reduce Your Payment Base by the following factor:

1 - (A/B) where:

A = The amount of the Transfer to Other Account(s); and

B = Contract Value immediately prior to the Transfer to Other Account(s).

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SPOUSAL CONTINUATION

The benefits of this rider are available for the lifetimes of both the Annuitant and the Annuitant’s spouse provided that the Annuitant’s spouse elects to continue this Contract. The following are the effects of the surviving Covered Life continuing the Contract under the "Spouse Beneficiary" provision of the Contract, if applicable:

1.The surviving spouse becomes both the Contract Owner and the Annuitant upon spousal continuation. If this Contract is owned by a custodian, the surviving spouse becomes the Annuitant.

2.The surviving spouse may continue the Contract and We will continue this rider with respect to all benefits, at the Rider Charge currently in effect for the Contract.

3.The Payment Base, Anniversary Payment Base and the Deferral Bonus Base will each be set equal to the greater of (a) the Contract Value on the effective Valuation Day of the Spousal Continuation or (b) the applicable values as of the Valuation Day prior to the Spousal Continuation.

4.The Deferral Bonus feature will continue, if applicable.

5.The Deferral Bonus Period will not reset; the Deferral Bonus Period, if applicable, will continue uninterrupted.

6.The Lifetime Benefit Payment, Threshold Payment, if applicable; and the Transfer Limit will be recalculated on the continuation date and will be equal to the Payment Base as of the trade date of the spousal continuation multiplied by the Withdrawal Percentage. If after the above recalculations the new Lifetime Benefit Payment, Threshold Payment, as applicable, or Transfer Limit exceeds the sum of prior Partial Surrenders or Transfer(s) to Other Account(s) made during that Contract Year, the difference between these amounts will be available and applicable for the remainder of that Contract Year.

7.If there was a Partial Surrender since the Rider Effective Date, the Withdrawal Percentage will remain at the current percentage. If there has not been a Partial Surrender since the Rider Effective Date, the Withdrawal Percentage will be based on the attained age of the remaining Covered Life at the time of Spousal Continuation.

8.The Contract Owner may name a new Beneficiary. If this Contract is owned by a custodian, that custodian will be the Beneficiary.

9.This rider will terminate upon the death of the surviving Covered Life.

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ANNUITANT OR ANNUITANT’S SPOUSE CHANGE

You may only name the Annuitant’s spouse as Contingent Annuitant. If the Annuitant’s spouse assumes the role of the Annuitant as the result of being the Contingent Annuitant at the time of the Annuitant’s death, the benefits of this rider will continue uninterrupted until the death of the surviving spouse.

Should the Annuitant be changed because either We reserve the right to allow a one-time change in the Annuitant due to divorce and choose to exercise this right, the provisions of this rider are subject to the following:

If the Annuitant and the Annuitant’s spouse are no longer married, for reasons other than death, then Covered Life Changes may occur, provided that no Owner or Covered Life is older than the Maximum Rider Issue Age upon such change, as follows:

a)    If Partial Surrender(s) have not been made, You may remove the former spouse as a Covered Life, and replace such spouse with the new spouse, if applicable. Upon making this change, the Covered Life will be reset as of the date of such change, and there will be no impact to the Payment Base and Deferral Bonus Base. The Withdrawal Percentage will be based on the youngest Covered Life. The Lifetime Benefit Payment, the Threshold Payment and the Transfer Limit, if applicable will be equal to the Withdrawal Percentage multiplied by the Payment Base as of the date of the Covered Life change.

b)    If Partial Surrender(s) have been made, then You may remove the former spouse as a Covered Life. Upon making this change, the Covered Life will be reset as of the date of such change, and there will be no impact to the Payment Base and Deferral Bonus Base. The Withdrawal Percentage will be based on the remaining Covered Life. The Lifetime Benefit Payment, the Threshold Payment and the Transfer Limit, if applicable will be equal to the Withdrawal Percentage multiplied by the Payment Base as of the date of the Covered Life change. The rider will terminate upon the death of the remaining Covered Life.

Any other change causes a change in the Covered Life, then We will terminate this Rider. The Rider Charge is assessed on termination date, and then will no longer be assessed.

If after the above resets, the new Lifetime Benefit Payment, Threshold Payment, as applicable, or Transfer Limit exceeds the sum of prior withdrawals or Transfers to Other Account(s) made during that Contract Year, the difference between these amounts will be available and applicable for the remainder of that Contract Year.

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INVESTMENT RESTRICTIONS

You must continuously comply with the following investment restrictions (Investment Restrictions) in order to receive rider benefits.

1.Unless We agree otherwise, You must invest, reinvest and rebalance Your Contract Value (including future investments) within an approved asset allocation model(s), investment program(s), Sub-Account(s), and other investment program(s) approved and designated by Us that correspond with the rider version chosen on the Rider Effective Date, as the same may be amended, replaced or substituted from time to time by Us in our sole discretion.

2.We reserve the right to add, replace or substitute approved asset allocation model(s), investment program(s), Sub-Account(s), and other investment program(s). We reserve the right to remove, close or restrict any approved asset allocation model(s), investment program(s), Sub-Account(s), investment program(s) or Other Account(s) to new or subsequent investments.

3.Any failure or refusal to promptly invest, maintain, reallocate and/or reinvest Your Contract Value within an approved asset allocation model(s), investment program(s), Sub-Account(s), and other investment program(s), as the same may be amended, replaced or substituted from time to time, shall be deemed to be a violation of these Investment Restrictions unless waived by Us in our sole discretion. For the purposes of the foregoing, “promptly” shall mean [5] business days after posting notice of a directive to invest, maintain, reallocate and/or Contract Value as aforesaid.

4.Any and all Sub-Account transfers required to ensure Your compliance with these Investment Restrictions shall not be used in determining the number of permissible transfers allowed during that Contract Year.

5.If You violate any of the terms of these Investment Restrictions, including a refusal to reallocate Your investments as set forth above, We will assess a pro-rated share of the Rider Charge and will no longer assess a Rider Charge thereafter.

6.Notwithstanding anything possibly to the contrary, in the event of a conflict between these Investment Restrictions and those imposed by any other rider, the Investment Restrictions described in this rider shall prevail.

7.By electing the rider, You hereby irrevocably agree and consent to Our sharing with Our affiliates and designees personal data regarding Your elections hereunder, including, but not limited to, Your Contract Value, asset allocation model, investment program, partial surrenders, and lapsation data. You direct Us to share any such data to the extent that We believe necessary or desirable for Us to do so in order for Us or an affiliate or designee of Ours to properly to manage any of our guarantee obligations or any Sub- Account available hereunder.

8.Notwithstanding anything to the contrary within Your Contract, You must obtain Our prior approval to make any Premium Payments after the [1st] Contract Anniversary after the Rider Effective Date. Notwithstanding anything possibly to the contrary within Your Contract, We will not accept any subsequent Premium Payments in excess of [$100,000] in the aggregate during any Contract Year without Our prior approval.

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MINIMUM AMOUNT RULE

Prior to the Annuity Commencement Date, if (A) on any Contract Anniversary Your Contract Value, due to investment performance, is reduced below an amount equal to the greater of either (i) the Contract minimum rule stated under Your Contract or (ii) one of Your Lifetime Benefit Payments or such lower amount as We, in Our discretion, may establish; or (B) on any Valuation Day, as a result of a Partial Surrender, Your Contract Value is reduced below an amount equal to the greater of either (x) the Contract minimum rule stated under Your Contract or (y) one of Your Lifetime Benefit Payments or such lower amount as We, in Our discretion, may establish, then:

1.You must transfer Your remaining Contract Value to an asset allocation model(s), investment program(s), Sub-Account(s), fund of funds Sub-Account(s), or other investment option(s) approved by Us for purposes of the Minimum Amount Rule.

a)    One of the approved investment options, as described above, must be elected within [10] days from the date the minimum amount was reached.

b)    If We do not receive Your election within the above stated time frame, You will be deemed to have irrevocably authorized Us to move Your remaining Contract Value into the Money Market Sub- account, other investment option(s) approved by Us.

c)    If You choose not to participate in one of the approved investment options, then We will automatically liquidate Your remaining Contract Value. Any applicable Contingent Deferred Sales Charge will be assessed and the Contract will be fully terminated.

2.Once the Contract Value is transferred to an approved investment option, the following rules will apply:

a)    You will receive Your then current Lifetime Benefit Payment, which will be equal to Your Lifetime Benefit Payment at the time Your Contract Value reduces below Our Minimum Amount Rules then in effect, at the frequency of Your choice and acceptable to Us.

b)    Ongoing Lifetime Benefit Payments will no longer reduce Your Contract Value.

c)    We will no longer accept subsequent Premium Payments or Transfer(s) from Other Account(s).

d)    We will waive the Annual Maintenance Fee and Rider Charge on Your Contract.

e)    Payment Base increases on each Contract Anniversary will no longer apply.

After the transfer of the Contract Value due to the Minimum Amount Rules above, if cumulative partial Surrenders within a Contract Year are requested in excess of the Lifetime Benefit Payment, then We will automatically liquidate Your remaining Contract Value. Any applicable Contingent Deferred Sales Charge will be assessed and the Contract will be terminated.

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REVOCATION/TERMINATION

You may not revoke this rider except by any Company sponsored conversion program that we may choose to offer on a non-discriminatory basis. We may terminate this rider based on the following events or circumstances:

(a)Upon the Rider Maturity Date;
(b)You assign the Contract or any of Your rights;
(c)You violate the Issuance Rules;
(d)You violate the Investment Restrictions;
(e)Your Contract Value falls below our Minimum Amount Rule;
(f)You violate the terms of the Contract or any other rider;
(g)You ask for Spousal Continuation in violation of the rider’s restrictions;
(h)There is a full surrender of your Contract; and/or
(i)A death benefit becomes payable on Your Contract.

On the date this rider is revoked or terminated, a prorated Rider Charge will be assessed, and will no longer be assessed thereafter if events (a) through (g) occur. You are not entitled to any cash surrender value associated with this rider upon termination of this rider.

CONTRACT AGGREGATION

For purposes of determining the guaranteed benefits under this rider, We reserve the right to treat one or more deferred variable annuity contracts issued by Us (or Our affiliates) to You with this rider attached as one contract.

ISSUANCE RULES

This rider is not available if any Owner or any Covered Life is older than the Maximum Rider Issue Age on the Rider Effective Date.

If the Rider Effective Date is after the Contract Issue Date, then the period between the Rider Effective Date and Your next Contract Anniversary will constitute a Contract Year.

ANNUITY COMMENCEMENT DATE

At the Annuity Commencement Date, the Contract may be annuitized under Our standard annuitization rules or the payment of the Lifetime Benefit Payment may continue under the Joint and Last Survivor Life Annuity option. The Contract Value need not be below Our Minimum Amount Rules at the Annuity Commencement Date for the Contract Owner(s) to select the Joint and Last Survivor Life Annuity option.

ASSIGNMENT

Notwithstanding anything herein or within Your Contract possibly to the contrary, neither the Contract (including this rider) nor any of Your rights and benefits hereunder may be assigned, pledged or securitized.

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RIDER CHARGE

The Rider Charge will never be less than the minimum Rider Charge of [0.50%] nor exceed the maximum Rider Charge of [2.50%]. The Rider Charge will be assessed on each Contract Anniversary based on Your Payment Base. The Rider Charge may increase or decrease each Contract Anniversary beginning with the first Contract Anniversary subject to the limitations above. The Rider Charge will be deducted on a prorated basis from the Sub-Account(s). Any increase or decrease in the Rider Charge is irrevocable and You may not decline the new Rider Charge.

If the Rider Effective Date is after the Contract Issue Date, the period between the Rider Effective Date and the next Contract Anniversary will constitute the first Contract Year. The charge for this Contract Year will be prorated based on the number of days between the Rider Effective Date and the next Contract Anniversary.

If this rider is revoked or terminated on any date other than the Contract Anniversary, We will deduct a prorated portion of the Rider Charge from Your Contract Value from the amount otherwise payable as stated in the Revocation/Termination section of this rider. The prorated portion of the Rider Charge is equal to the Rider Charge percentage multiplied by the Payment Base prior to the revocation or termination, multiplied by the number of days since the last Contract Anniversary, divided by 365.

The Rider Charge will no longer be assessed upon any of the following events:

(a)    the Rider Maturity Date; or
(b)    the Annuity Commencement Date; or
(c)    upon the death of a Covered Life or Annuitant.

Signed for Hartford Life Insurance Company [

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